Exhibit 99.1

BOE Financial Services of Virginia, Inc. Reports 4th Quarter and Annual Earnings

•	Net Income increased 7.5% for the year and 11.3% for the quarter.

•	Earnings per share increased 6.6% for the year and 9.5% for the quarter.

Tappahannock, VA January 27, 2006/BOE Financial Services of Virginia, Inc. (NASDAQ SmallCap Market: BSXT), parent company of its’ wholly-owned subsidiary Bank of Essex, announced the results of operations for the fourth quarter of 2005. Net income for the fourth quarter of 2005 was $836,000, an increase of $85,000, or 11.3%, over net income of $751,000 for the same period in 2004. This increase in net income was the result of an increase of $64,000, or 2.7%, in net interest income, an increase of $55,000, or 13.6%, in noninterest income and a $5,000, or 6.3%, reduction in provision for loan losses. Offsetting these increases to net income for the fourth quarter of 2005 compared to the same period in 2004 was an increase of $30,000 in income tax expenses and an increase in noninterest expenses of $9,000. Earnings per common share were $0.69 for the fourth quarter in 2005 compared to $0.63 for the same period in 2004.

For the year ended December 31, 2005, the Company reported net income of $3.101 million, compared to net income of $2.885 million for 2004, an increase of $216,000, or 7.5%. The increase in net income was the result of an increase of $605,000, or 6.5%, in net interest income and a decrease of 21.3%, or $65,000, in provision for loan losses. Offsetting these increases in net income for 2005 compared to 2004 was an increase of $379,000 in noninterest expenses, a $49,000 increase in income tax expenses and a reduction in noninterest income of $26,000. Earnings per common share were $2.58 for the full year 2005 compared to $2.42 for the same period in 2004.

George M. Longest, Jr., President and CEO stated: “In 2005 BOE Financial Services of Virginia continued to focus on net interest income and loan quality, thus improving margins and reducing the amount of expense necessary to support reserves. These positive results were especially noteworthy in view of a flat yield curve and numerous interest rate increases by the Federal Open Market Committee during 2005.”

Total assets on December 31, 2005 were $261.9 million, an increase of 10.5%, or $24.8 million, over total assets of $237.1 million December 31, 2004. Loans, net of allowance for loan losses, increased 14.4%, or $22.7 million, and were $180.2 million on December 31, 2005. Total deposits grew 7.8%, or $16.2 million, to end 2005 at $223.1 million.

BOE Financial Services of Virginia, Inc. operates six full service Bank of Essex offices and offers a broad range of financial services to consumers and businesses in Tappahannock, Central Garage, Mechanicsville, West Point and Glen Allen, Virginia. Contact: Bruce E. Thomas, Senior Vice President and Chief Financial Officer (804)-443-0169 or bthomas@bankofessex.com.

Certain statements in the document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in BOE Financial Services of Virginia, Inc.’s filings with the Securities and Exchange Commission.

BOE Financial Services of Virginia, Inc.

Balance Sheet

(Unaudited)

(in thousands)

	12/31/2005	12/31/2004	Percent change
Assets
Cash and due from banks	$7,365	$4,354	69.1%
Federal funds sold	—	5,064	—
Investment securities	55,393	57,955	-4.4%
Equity securities, restricted, at cost	1,188	833	42.6%
Loans held for sale	—	361	—

Loans, net of allowance for loan losses ($2,249 in ‘05 and $2,088 in ‘04)	180,208	157,471	14.4%
Bank premises and equipment, net	6,339	6,448	-1.7%
Accrued interest receivable	1,191	1,153	3.3%
Intangible assets	650	776	-16.2%
Other assets	9,597	2,710	254.2%

Total assets	$261,931	$237,125	10.5%

Liabilities
Non-interest bearing deposits	$30,785	$25,605	20.2%

Interest bearing deposits	192,346	181,368	6.1%

Total deposits	$223,131	$206,973	7.8%
Federal funds purchased	1,810	—	—
Federal Home Loan Bank advances	5,000	—	—
Accrued interest payable	526	319	64.9%
Other liabilities	1,105	1,029	7.4%
Trust preferred capital notes	4,124	4,124	0.0%

Total liabilities	$235,696	$212,445	10.9%

Stockholders’ Equity
Common stock	$5,990	$5,945	0.8%
Surplus	5,264	5,111	3.0%
Retained earnings	15,060	12,831	17.4%
Accumulated other comprehensive income (loss)	(79)	793	-110.0%

Total stockholders’ equity	$26,235	$24,680	6.3%

Total liabilities and stockholders’ equity	$261,931	$237,125	10.5%

BOE Financial Services of Virginia, Inc.

Income Statement

(Unaudited)

(in thousands)

	for the quarter ended 12/31/2005	for the quarter ended 12/31/2004	Percent change
Interest income	$3,690	$3,306	11.6%
Interest expense	1,275	955	33.5%

Net interest income	$2,415	$2,351	2.7%
Provision for loan losses	75	80	-6.3%

Net interest income after provision for loan losses	$2,340	$2,271	3.0%
Noninterest income	460	405	13.6%
Noninterest expenses	1,775	1,766	0.5%
Income taxes	189	159	18.9%

Net income	$836	$751	11.3%

Earnings per share, fully diluted	$0.69	$0.63	9.5%

BOE Financial Services of Virginia, Inc.
Income Statement
(Unaudited)
(in thousands)

	for the year ended 12/31/2005	for the year ended 12/31/2004	Percent change
Interest income	$14,343	$12,875	11.4%
Interest expense	4,469	3,606	23.9%

Net interest income	$9,874	$9,269	6.5%
Provision for loan losses	240	305	-21.3%

Net interest income after provision for loan losses	$9,634	$8,964	7.5%
Noninterest income	1,601	1,627	-1.6%
Noninterest expenses	7,262	6,883	5.5%
Income taxes	872	823	6.0%

Net income	$3,101	$2,885	7.5%

Earnings per share, fully diluted	$2.58	$2.42	6.6%